Exhibit 10.23

SEPARATION AGREEMENT BETWEEN

WOLVERINE TUBE, INC. AND JOHANN R. MANNING, JR.

This Separation Agreement (this “Agreement”) between Wolverine Tube, Inc. (“Wolverine”) and Johann R. Manning, Jr. (“Manning”) controls the terms of the severance of the relationship between the two parties and their respective rights and obligations to each other. This Agreement is executed on the dates shown by the signatures below, but shall be effective on the effective date of the Investment, as defined below (the “Effective Date”), and only if the Investment occurs on or before February 28, 2007.

Recitals

WHEREAS, Plainfield Special Situations Master Fund Limited (“Plainfield”) and The Alpine Group, Inc. (“Alpine”) have agreed to make an investment in Wolverine in which Plainfield and Alpine, as a group, would beneficially own in excess of 15% of the voting power of the stock of Wolverine (the “Investment”); and

WHEREAS, in connection with and contingent upon the closing of the Investment, Manning and Wolverine wish to sever the employee-employer relationship between the two parties on amicable terms and in a manner beneficial to and respectful to the desires of both parties; and

WHEREAS, Manning and Wolverine previously have entered into a 2002 Change in Control, Severance and Non-Competition Agreement, effective as of July 12, 2002, as amended (the “2002 Change in Control Agreement”); and

WHEREAS, the Investment will constitute a Change in Control of Wolverine for purposes of the 2002 Change in Control Agreement; and

WHEREAS, in order to avoid any dispute that could arise under the 2002 Change in Control Agreement in connection with the Investment and the transactions contemplated thereby, the parties have agreed to replace and supersede certain provisions of the 2002 Change in Control Agreement, contingent upon closing of the Investment; and

WHEREAS, on or about the date of the closing of the Investment, Manning shall enter into a Consulting Agreement with Wolverine to provide consulting services for fifteen (15) months (the “Consulting Agreement”);

NOW, THEREFORE, in consideration of the recitals and mutual covenants and agreements set forth below, the parties, each intending to be legally bound, agree as follows:

1. Resignation of Employment. Manning hereby voluntarily resigns his employment with Wolverine and all its subsidiaries effective immediately following the closing of the Investment (the “Resignation Date”). If for any reason the Investment does not occur by February 28, 2007, this Agreement shall be null and void, Manning’s resignation shall be deemed not to have been tendered, and the 2002 Change in Control Agreement shall continue in full force as in effect on the date immediately prior to the execution of this Agreement.

2. Compensation, Benefits, and Other Consideration. The parties agree that, immediately upon the closing of the Investment, and subject to Section 5 of this Agreement, Section 1 of the 2002 Change in Control Agreement (entitled “Termination of Employment”) shall be superseded and will have no further force or effect, and the parties will have no further rights and/or obligations thereunder. In exchange for the Release provided to Wolverine by Manning as referenced in Section 8 of this Agreement, Wolverine hereby agrees to provide Manning with consideration consisting of the following:

(a) All stock options, restricted stock and other equity awards granted by Wolverine and held by Manning as of the Resignation Date, to the extent not already vested by their terms, shall become immediately vested and exercisable as of the Resignation Date. The value, if any, attributable to the acceleration of vesting of such equity awards that constitutes a parachute payment to Manning under Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (“Code”), as determined under Section 3 of this Agreement is referred to herein as the “Equity Parachute Value.”

(b) On or before the Resignation Date, Wolverine shall deposit into a rabbi trust for the benefit of Manning, a lump sum cash severance payment (the “Severance Payment”) equal to (i) $1,472,500, minus (ii) the Equity Parachute Value. Provided that Manning shall have signed the Release attached hereto as Appendix A and not revoked such Release during the seven-day revocation period, the Severance Payment shall be paid to Manning out of the rabbi trust on the day following the six (6) month anniversary of the Resignation Date.

(c) For a period of three (3) years after the Resignation Date, Wolverine shall make available to Manning medical and disability benefits substantially similar to those that Manning was receiving or entitled to receive immediately prior to the Resignation Date, and no less favorable than those in which the senior executive management team of Wolverine shall be eligible to participate during such period, and if Manning shall choose to participate in such benefit programs, he shall pay the full “phantom cost” (i.e., the employee and employer portion of the costs) of his participation in such programs as determined by Wolverine’s employee benefits firm for the period of his participation. Beginning at the end of such three-year period, Manning shall have rights to continue medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(d) For a period of six (6) years after the Resignation Date, Manning shall be entitled to director and officer insurance coverage for his acts and omissions while serving as an officer and director of Wolverine on a basis no less favorable to him than the coverage provided over such six-year period to the then-current officers and directors of Wolverine.

(e) Wolverine shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to Manning (whether arising by law, Wolverine’s bylaws or pursuant to any separate indemnification agreement between Wolverine and Manning).

(f) Wolverine shall honor and pay any and all bonus and success share monies achieved on account of 2006 performance of Wolverine to Manning that have not already been paid, consistent with and at the same time as amounts are awarded to other participants of these programs, up to a maximum of $55,000.

Nothing in this Agreement affects any vested rights Manning has in any retirement, welfare or benefit plans, programs or policies of Wolverine as of the Resignation Date.

Manning agrees and acknowledges that the aggregate amount of cash payable pursuant to this Agreement and the Consulting Agreement shall not exceed $3,085,000 (the “Aggregate Amount”). The Aggregate Amount does not apply to (i) vested rights Manning has in any retirement, welfare or benefit plan, (ii) director and officer insurance coverage (or amounts payable thereunder), (iii) Wolverine’s indemnification obligations, (iv) legal fees or (v) reimbursement of travel-related expenses incurred at Wolverine’s request, in each case to the extent such amounts or rights are provided for in the Separation Agreement or the Consulting Agreement. Notwithstanding the foregoing, the Aggregate Amount shall not apply if the provisions of the 2002 Change of Control Agreement are reinstated in accordance with Section 5 of this Agreement.

3. Golden Parachute Considerations.

(a) In the event it shall be determined (as hereafter provided) that any Payments and/or benefits would be subject to the excise tax imposed by Section 4999 of Code or to any similar tax imposed by federal, state or local law, or any other revenue system to which Manning may be subject, or any interest or penalties with respect to that tax (that tax or those taxes, together with any interest and penalties, may be hereafter referred to as the “Excise Tax”), then the provisions of Appendix B hereto shall apply and, if any Excise Tax is payable after the application of the provisions of Appendix B, Manning shall be solely responsible for paying such Excise Tax and Wolverine shall have no liability to Manning for such Excise Tax.

(b) For purposes of this Section and Appendix B, “Payment” means any payment made to Manning or distribution by Wolverine or any of its affiliates to or for the benefit of Manning, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, supplemental retirement plan benefits, split dollar insurance agreements, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing.

4. Secrecy, Non-Solicitation and Non-Competition. Following the Resignation Date, Manning agrees to adhere to the secrecy, non-solicitation and non-competition restrictions and equitable relief provisions contained in Section 2 of the 2002 Change in Control Agreement, which are hereby incorporated into this Agreement by reference (other than Section 2(d)(i)). Notwithstanding the foregoing, the parties agree that Section 2(d)(i) of the 2002 Change in Control Agreement is hereby deleted in its entirety. In consideration of Manning’s promises under this Section 4, Wolverine shall pay to Manning a non-compete and non-solicitation fee equal to $1,035,000 (the “Non-compete and Non-solicitation Fee”). On or before the Resignation Date, Wolverine shall pay the Non-compete and Non-solicitation Fee into a rabbi trust for the benefit of Manning. The Non-compete and Non-solicitation Fee shall be paid to Manning out of the rabbi trust on the day following the six (6) month anniversary of the Resignation Date.

5. Termination of 2002 Change in Control Agreement. The parties hereto agree that, except for Manning’s obligation to adhere to the secrecy, non-solicitation and non-competition and equitable relief provisions under Section 4 above, and except as provided in the following sentence, the 2002 Change in Control Agreement shall be terminated as of the Resignation Date and Manning shall not be due any payments or benefits under the 2002 Change in Control Agreement. Notwithstanding the foregoing, if after the Resignation Date, Wolverine defaults in the timely payment or provision to Manning of any amount or benefit under this Agreement, after notice by Manning and failure by Wolverine to cure such default within three (3) business days of such notice by Manning, this Agreement (other than Section 9(b) hereof) shall be null and void and the provisions of the 2002 Change in Control Agreement shall be reinstated in full force and effect, retroactive to the date immediately prior to the Resignation Date, such that Manning shall be deemed to have voluntarily resigned following a Change in Control under Section 1(b) of the 2002 Change in Control Agreement; provided, however, that the reinstatement of the 2002 Change in Control Agreement shall not result in any duplication of benefits under this Agreement.

6. Cooperation Regarding Disclosure of Termination. The parties hereto agree that they shall cooperate in good faith to reach mutual agreement with respect to any disclosures regarding Manning’s termination of employment, including (i) the timing of any internal announcement, and (ii) the content of any press release or required SEC filing.

7. Non-disparagement. Subject to the obligation required by law to provide truthful testimony in governmental inquires or proceedings and the obligation to provide truthful testimony in legal proceedings, (a) the officers, directors and senior management of Wolverine shall not do or say anything that criticizes or disparages Manning, personally or professionally or in any other respect, and (b) Manning agrees not to do or say anything that (i) criticizes or disparages the management, practices or products of Wolverine or any of its affiliates, or (ii) disrupts or impairs the normal, ongoing business operations of Wolverine or any of its affiliates.

8. Release of Claims. On the Effective Date, the parties hereto shall sign the Mutual Release of Claims in the form attached hereto as Appendix B.

9. Legal Fees; Costs of Enforcement.

(a) In addition, Wolverine shall reimburse Manning, on a current basis, for all reasonable legal fees and related expenses incurred by Manning in connection with this Agreement from and after the Resignation Date, including without limitation, all such fees and expenses, if any, incurred by Manning in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not Manning’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Manning shall be required to repay to Wolverine any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Manning was frivolous or advanced by Manning in bad faith.

(b) In the event that the 2002 Change in Control Agreement shall be reinstated pursuant to Section 5 of this Agreement, Wolverine shall reimburse Manning, on a current basis, for all reasonable legal fees and related expenses, if any, incurred by Manning in seeking to obtain or enforce any right or benefit provided by the 2002 Change in Control Agreement, in each case, regardless of whether or not Manning’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, Manning shall be required to repay to Wolverine any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Manning was frivolous or advanced by .Manning in bad faith.

10. Withholding. Payments to Manning of all compensation contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes and similar deductions.

11. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Manning, the notice shall be delivered or mailed to Manning at the address first set forth below, or if addressed to Wolverine, the notice shall be delivered or mailed to 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801, or such address as Wolverine or Manning may designate by written notice at any time or from time to time to the other party. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

12. No Waiver. Wolverine and Manning agree that any failure of one party to demand rigid adherence to one or more of the provisions of this Agreement, on one or more occasions, shall not be construed as a waiver, estoppel, or release, nor shall any such failure ever deprive either party of the right to insist upon strict compliance.

13. Code Section 409A. Wolverine and Manning intend for all payments and benefits under this Agreement to be either outside the scope of Section 409A of the Code or to comply with its requirements as to timing of payments. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, as amended, and the regulations and rulings thereunder, including any applicable transition rules. Wolverine and Manning shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409 A(a)(2)(B) of the Code, then any such payment or benefit that Manning would otherwise be entitled to during the first six (6) months following the date of Manning’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six (6) months and one day after the date of Manning’s termination of employment (or if such date does not fall on a business day of Wolverine, the next following business day of Wolverine), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence shall apply only to the extent required to avoid Manning’s incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.

14. Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

15. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by each of the parties.

16. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State. Nothing in this agreement shall affect the rights of either party under state or federal laws affecting employment.

17. Entire Agreement. This instrument, and the Consulting Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof. Except as specifically referenced herein, all prior agreements, representations, and promises between the parties with respect to the subject matter hereof are superseded by this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Manning and Wolverine have caused this Agreement to be executed on this the 16th day of February 2007, both intending to be fully and legally bound.

WOLVERINE TUBE, INC.

By:	/s/ James E. Deason
Its:	SVP & CFO

/s/ Johann R. Manning, Jr.
JOHANN R. MANNING, JR.

Address for Notice: 1205 Deborah Drive Huntsville, Alabama 35801

Plainfield Special Situations Master Fund Limited and The Alpine Group, Inc. have caused this Agreement to be executed on this the              day of                     , 2007, indicating their acknowledgement of and concurrence with the terms hereof, as substantial shareholders of Wolverine from and after the Investment.

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ Illegible
Its:	Authorized Individual

THE ALPINE GROUP, INC.

By:	/s/ Illegible
Its:

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